Exhibit 1(vi) under Form N1-A
                                       Exhibit 3(a) under Item 601/Reg. S-K


                           FEDERATED INSURANCE SERIES
                                 Amendment No. 7
                                     to the
                              DECLARATION OF TRUST
                   Amended and Restated as of December 7, 1993


      THIS Declaration of Trust is amended as follows:

A. Strike the first paragraph of Section 5 of Article III from the Declaration of Trust and substitute in its place the following:

            "Section 5.  Establishment and Designation of Series or Class.

               Without limiting the authority of the Trustees set forth in
            Article XII, Section 8, INTER ALIA, to establish and designate any additional Series or Class or to modify the rights and preferences of any existing Series or Class, the Series shall be, and are established and designated as:

              Federated American Leaders Fund II Federated Equity Income Fund II Federated Fund for U.S. Government Securities II Federated Growth Strategies Fund II Federated High Income Bond Fund II Federated International Equity Fund II Federated Prime Money Fund II Federated Utility Fund II"

      The undersigned Assistant Secretary of Federated Insurance Series hereby certifies that the above-stated Amendment is a true and correct Amendment to the Declaration of Trust, as adopted by the Board of Trustees on the 14th day of November, 1996.

      WITNESS the due execution hereof this 14th day of November, 1996.



                                                /s/ S. Elliott Cohan
                                                S. Elliott Cohan
                                                Assistant Secretary